Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2016 THIRD QUARTER FINANCIAL RESULTS

Board of Directors Declares $0.055 Per Share Cash Dividend and Authorizes $5 Million Share Repurchase Plan

Financial Highlights

•                  2016 Q3 revenues of $507.8 million, a 9% decrease over 2015 Q3

•                  2016 Q3 SG&A of $36.0 million, a 7% improvement over 2015 Q3

•                  2016 YTD SG&A improvement of $9.7 million

•                  2016 Q3 net income attributable to Primoris of $4.5 million, a 76% decrease over 2015 Q3.  Earnings per share of $0.09 decreased by $0.28 from 2015 Q3. 2016 Q3 net income includes significant, unusual events:

•                  $37.3 million pre-tax charge for the Texas Heavy Civil unit planned for divestiture

•                  $2.7 million pre-tax goodwill impairment resulting from the planned divestiture of the Texas Heavy Civil unit

•                  $26.7 million pre-tax increase in gross profit as a result of a settlement of a collection dispute

•                  2016 Q3 cash flow from operations of $45.1 million, compared to $0.6 million in 2015 Q3, resulting in ending cash balance of $148.7 million at 2016 Q3.

•                  Record Total Backlog of $2.7 billion at September 30, 2016

•                  41% sequential increase compared to 2016 Q2

•                  31% increase compared to 2015 Q3

•                  MSA backlog increase of $29.7 million compared to 2016 Q2

Dallas, TX — November 8, 2016— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2016.

The Company also announced that on November 2, 2016 its Board of Directors declared a $0.055 per share cash dividend to stockholders of record on December 31, 2016, payable on or about January 16, 2017.

David King, President and Chief Executive Officer of Primoris, commented, “Our third quarter results were solid, with favorable results in many key areas, as we remained profitable despite significant charges for our Texas Heavy Civil unit which we plan to divest..  Our Master Service Agreements continue to add backlog and provide a solid base of profitable work for us, and the midstream natural gas pipeline market is entering one of the strongest growth cycles we’ve seen, with the industry nearing capacity.  Permitting continues to be slower than we would like, but our patience paid off and new project awards brought our backlog to an all-time record high.”

Mr. King continued, “Our healthy backlog, improving SG&A, and robust balance sheet allow us to concentrate on our execution.  We are continuing to focus on business development, strategic growth in higher margin segments, and to position our organization for continued growth, both organically and through acquisitions.  Our new awards, cash balance, backlog, and project margins have all reached new high points and we continue to be encouraged with our prospect list for new business as we enter into 2017.”

2016 THIRD QUARTER RESULTS OVERVIEW

Revenues in the third quarter 2016 decreased by $48.1 million to $507.8 million from $555.9 million for the same period in 2015.  Gross profit for the third quarter 2016 decreased by $21.5 million to $50.1 million from $71.6 million for the same period in 2015.  Gross profit as a percentage of revenue decreased to 9.9% for the third quarter 2016, compared to 12.9% for the same period in 2015.

Included in the third quarter 2016 results are two significant, discrete events: the planned divestiture of the Texas Heavy Civil unit and the settlement of a dispute receivables collection related to a pipeline project. The Texas Heavy Civil unit, which we are planning to divest, recorded a charge of $37.3 million related to reduction in expected profitability of current construction projects for the division and a pretax, non-cash goodwill impairment charge of $2.7 million.  The Company accounted for the receivables collection dispute settlement as a change in accounting estimate, which resulted in recognizing revenues of approximately $27.5 million and gross profit of approximately $26.7 million.

SEGMENT RESULTS

•              West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3C, and Vadnais.  Most of the entities perform work primarily in California; however, Rockford operates throughout the United States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe, Wilmington and Carlsbad joint ventures.

•              East Construction Services (“East segment”) — The East segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance division, BW Primoris, and Cardinal Contractors, located primarily in the southeastern United States and in the Gulf Coast region of the United States.

•              Energy (“Energy segment”) — The Energy segment businesses includes the PES pipeline and gas facility construction and maintenance operations and the PES Industrial division, whose operations are located primarily in the southeastern United States and in the Gulf Coast region. The segment also includes the Aevenia, Surber, and Ram-Fab operations, as well as the OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of liquefied natural gas facilities and high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended September 30,
	2016 Unaudited		2015 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$264,463	52.1%	$258,414	46.5%
East	122,854	24.2%	183,635	33.0%
Energy	120,511	23.7%	113,896	20.5%
Total	$507,828	100.0%	$555,945	100.0%

	For the nine months ended September 30,
	2016 Unaudited		2015 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$652,850	46.8%	$684,798	47.8%
East	398,304	28.6%	462,222	32.3%
Energy	343,931	24.6%	285,250	19.9%
Total	$1,395,085	100.0%	$1,432,270	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended September 30,
	2016 Unaudited		2015 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$42,191	16.0%	$39,810	15.4%
East	(27,253)	(22.2)%	15,400	8.4%
Energy	35,191	29.2%	16,437	14.4%
Total	$50,129	9.9%	$71,647	12.9%

	For the nine months ended September 30,
	2016 Unaudited		2015 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$87,390	13.4%	$91,718	13.4%
East	(15,357)	(3.9)%	33,623	7.3%
Energy	60,658	17.6%	30,807	10.8%
Total	$132,691	9.5%	$156,148	10.9%

West Segment:  Revenues for the West segment increased by $6.0 million in the third quarter 2016, compared to the same period in 2015.  The increase was primarily the result of increased MSA work at ARB Underground for two of the division’s major utility customers.  The increase was partially offset by decreased revenues at ARB Industrial, Q3C, and ARB Structures.  Gross profit for the West segment increased by $2.4 million in the third quarter 2016, compared to the same period in 2015.  The increase in gross profit was primarily the result of increased revenues at ARB Underground.  The increased gross profit was partially offset by lower profits at ARB Industrial, primarily from a reduction in revenues as well as the lower margin joint venture work being performed in 2016.

East Segment:  Revenues in the East segment decreased by $60.8 million in the third quarter 2016, compared to the same period in 2015.  The decrease was largely due to a decrease in revenue from a large petrochemical project in Louisiana for JCG’s Infrastructure & Maintenance division, as well as decreased revenue for Texas, Mississippi, and Louisiana Departments of Transportation.  The gross profit for the East segment decreased by $42.7 million in the third quarter 2016, compared to the same period in 2015.  Included in this decrease is the $37.3 million charge for the Belton area projects for a business that we are planning to divest. JCG’s Infrastructure and Maintenance division also experienced a decrease in gross profit, primarily because of lower revenues and reduced equipment rates at the large petrochemical project in Louisiana and the effects of major storms on continuing work for a chemical customer.

Energy Segment:  Revenue for the Energy segment increased by $6.6 million in the third quarter of 2016, compared to the same period in 2015.  Excluding the effect of the collection of one of the disputed receivables discussed above, revenue for the third quarter of 2016 was $93.0 million, for a decline of $20.9 million, or 18.3%. The Industrial division’s revenues increased as their work at the large petrochemical plant in Louisiana offset reductions from projects completed in 2015.  The increase at the Industrial division was offset by declines at the Pipeline division primarily from reduced work for oil and gas midstream customers, a reduction at OnQuest from completion of a micro LNG project and reduction at Saxon primarily as a result of the substantial completion of a project in Pennsylvania during 2015.  Gross profit for the Energy segment increased by $18.8 million in the third quarter, compared to the same period in 2015. Excluding the impact of the collection, gross profit decreased by $7.9 million, or 48.3%.  Gross profit at the PES Industrial division was reduced as a result of productivity issues on a project in Texas partially offset by the increased margins from the petrochemical project in Louisiana.

Selling, general and administrative expenses (“SG&A”) were $36.0 million, or 7.1% of revenues for the third quarter 2016, compared to $38.6 million, or 6.9% of revenues for the third quarter 2015.

The decision to potentially divest the Texas Heavy Civil unit triggered a goodwill analysis, which resulted in a pretax, non-cash goodwill impairment charge of $2.7 million in the third quarter 2016.

Operating income for the third quarter 2016 was $11.4 million, or 2.2% of total revenues, compared to $33.1 million, or 6.0% of total revenues, for the same period last year.

Net non-operating items in the third quarter 2016 resulted in expense of $2.6 million, compared to $2.3 million in net expense in the third quarter 2015.

The provision for income taxes for the third quarter 2016 was $4.1 million, for an effective tax rate on income attributable to Primoris of 47.5%, compared to $11.8 million, for an effective tax rate on income attributable to Primoris of 38.2%, in the third quarter 2015.

Net income attributable to Primoris for the third quarter 2016 was $4.5 million, or $0.09 per diluted share, compared to net income attributable to Primoris of $19.0 million, or $0.37 per diluted share, in the same period in 2015.

Fully diluted weighted average shares outstanding for the third quarter 2016 increased slightly to 52.03 million from 51.8 million in the third quarter 2015.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at September 30, 2016 included cash and cash equivalents of $148.7 million, working capital of $272.8 million, total debt and capital leases of $267.8 million and stockholders’ equity of $491.2 million.  Primoris’ tangible net worth at September 30, 2016 was $335.4 million.

Based on the information available, the Company estimates that for the four quarters ending September 30, 2017, earnings attributable to Primoris will be between $0.95 and $1.15 per fully diluted share.

BACKLOG

	Backlog at September 30, 2016 (in millions)			Expected Next Four Quarters Total Backlog
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Revenue Recognition

West	$1,264	$521	$1,785	57%
East	648	4	652	63%
Energy	221	37	258	93%
Total	$2,133	$562	$2,695	62%

At September 30, 2016, Fixed Backlog was $2.13 billion, compared to $1.52 billion at December 31, 2015.

At the end of the third quarter 2016, backlog for the JCG Texas heavy civil division totaling $395 million was included in the total Fixed Backlog.

At September 30, 2016, MSA Backlog was $562 million, compared to $571 million at December 31, 2015.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at September 30, 2016 was $2.70 billion, compared to $2.09 billion at December 31, 2015.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues, from projects such as cost reimbursable and time-and-materials projects, that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

SHARE REPURCHASE PLAN

The Company’s Board of Directors has authorized a share repurchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $5 million. The share repurchase program expires December 31, 2016.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, November 8, 2016 at 9:30 am Eastern Time / 8:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13649017, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2015, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$507,828	$555,945	$1,395,085	$1,432,270
Cost of revenues	457,699	484,298	1,262,394	1,276,122
Gross profit	50,129	71,647	132,691	156,148
Selling, general and administrative expenses	35,994	38,545	101,150	110,852
Impairment of Goodwill	2,716	—	2,716	—
Operating income	11,419	33,102	28,825	45,296

Other income (expense):
Foreign exchange gain (loss)	(92)	(721)	288	(425)
Other income (expense)	(278)	361	(278)	272
Interest income	31	4	122	22
Interest expense	(2,246)	(1,903)	(6,754)	(5,563)
Income before provision for income taxes	8,834	30,843	22,203	39,602

Provision for income taxes	(4,078)	(11,764)	(9,244)	(15,159)
Net income	4,756	19,079	12,959	24,443

Net income attributable to noncontrolling interests	(252)	(72)	(706)	(126)
Net income attributable to Primoris	$4,504	$19,007	$12,253	$24,317

Earnings per share:
Basic:	$0.09	$0.37	$0.24	$0.47
Diluted:	$0.09	$0.37	$0.24	$0.47

Weighted average common shares outstanding:
Basic	51,780	51,672	51,759	51,637
Diluted	52,304	51,824	51,978	51,789

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$148,667	$161,122
Customer retention deposits and restricted cash	3,049	2,598
Accounts receivable, net	293,495	320,588
Costs and estimated earnings in excess of billings	156,391	116,455
Inventory and uninstalled contract materials	55,294	67,796
Prepaid expenses and other current assets	16,965	18,265
Total current assets	673,861	686,824
Property and equipment, net	286,886	283,545
Deferred tax asset - long-term	1,075	1,075
Intangible assets, net	31,423	36,438
Goodwill	123,445	124,161
Other long-term assets	2,174	211
Total assets	$1,118,864	$1,132,254

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$134,486	$124,450
Billings in excess of costs and estimated earnings	98,291	139,875
Accrued expenses and other current liabilities	111,473	93,596
Dividends payable	2,848	2,842
Current portion of capital leases	353	974
Current portion of long-term debt	53,632	54,436
Total current liabilities	401,083	416,173
Long-term capital leases, net of current portion	17	22
Long-term debt, net of current portion	213,790	219,853
Other long-term liabilities	12,790	12,741
Total liabilities	627,680	648,789
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	166,662	163,344
Retained earnings	323,594	319,899
Non-controlling interest	923	217
Total stockholders’ equity	491,184	483,465
Total liabilities and stockholders’ equity	$1,118,864	$1,132,254

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net income	$12,959	$24,443
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	46,430	43,452
Amortization of intangible assets	5,015	5,082
Impairment of goodwill	2,716	—
Gain on sale of property and equipment	(3,361)	(901)
Stock-based compensation expense	1,169	787
Changes in assets and liabilities:
Customer retention deposits and restricted cash	(451)	(1,583)
Accounts receivable	27,093	(45,968)
Costs and estimated earnings in excess of billings	(39,936)	(47,561)
Other current assets	13,865	(5,453)
Accounts payable	10,036	4,669
Billings in excess of costs and estimated earnings	(41,584)	(14,657)
Contingent earnout liabilities	—	(5,271)
Accrued expenses and other current liabilities	18,580	31,712
Other long-term assets	(1,963)	(2,385)
Other long-term liabilities	49	(3,067)
Net cash provided by (used in) operating activities	$50,617	$(16,701)

Cash flows from investing activities:
Purchase of property and equipment	(52,137)	(52,440)
Proceeds from sale of property and equipment	7,763	6,139
Sale of short-term investments	—	30,992
Cash paid for acquisitions	(4,108)	(22,302)
Net cash used in investing activities	$(48,482)	$(37,611)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	30,000	42,328
Repayment of capital leases	(626)	(1,086)
Repayment of long-term debt	(36,867)	(31,597)
Proceeds from issuance of common stock purchased by management under long-term incentive plan	1,439	1,621
Dividends paid	(8,536)	(6,966)
Cash distribution to non-controlling interest holder	—	(29)
Net cash provided (used in) by financing activities	$(14,590)	$4,271

Net change in cash and cash equivalents	(12,455)	(50,041)
Cash and cash equivalents at beginning of the period	161,122	139,465
Cash and cash equivalents at end of the period	$148,667	$89,424